Exhibit 10.56

FLOOR & DECOR HOLDINGS, INC.

INCENTIVE COMPENSATION RECOUPMENT POLICY

(Effective as of May 2, 2019 and amended and restated as of November 1, 2023)

Introduction

The Board of Directors (the “Board”) of Floor & Decor Holdings, Inc. (the “Company”) believes it to be in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board, upon recommendation of the Compensation Committee of the Board (the “Committee”), hereby adopts this Incentive Compensation Recoupment Policy (this “Policy”), effective as of May 2, 2019 and amended and restated as of November 1, 2023, which provides for the recoupment of certain compensation upon the occurrence of a Trigger Event or Restatement (each, as defined below).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Committee, in which case references herein to the Board shall be deemed references to the Committee. The Board shall interpret this Policy and shall prescribe such rules and regulations in connection with the operation of this Policy as it determines to be advisable for the administration of this Policy, and may rescind and amend its regulations from time to time, consistent with this Policy. Any determinations made by the Board shall be final and binding upon the Company and all persons affected hereunder.

Covered Persons

This Policy applies to the Company’s current and former executive officers, Executive Vice Presidents, and Senior Vice Presidents (“Covered Persons”). For purposes of this Policy, determinations as to whether an employee is or was an executive officer shall be made by the Board, consistent with Rule 3b-7 or Rule 16a-1(f) of the Securities Exchange Act of 1934, and any successor statute, and the rules promulgated thereunder (the “Exchange Act”).

Definition of Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any of the following cash or non-cash incentive compensation awarded to a Covered Person: cash bonuses and other cash incentives (whether short-term or long-term, and whether paid on a current or deferred basis), restricted stock units, restricted stock, stock options, stock appreciation rights, performance shares, performance units and other cash or non-cash incentive compensation, in each case, paid or awarded pursuant to any incentive plan or arrangement maintained, contributed to or sponsored by the Company and its affiliates, as each may be amended from time to time.

Trigger Events; Restatement

For purposes of this Policy, “Trigger Event” means with respect to any Covered Person, (i) such Covered Person’s willful misconduct or gross negligence with regard to the Company or any subsidiary of the Company or willful violation of a material Company policy; or perpetration of an illegal act, dishonesty, fraud or act of moral turpitude, or (ii) with respect to any of the circumstances in subclause (i), the Covered Person had supervisory authority over the employee(s) or business area engaged in such activity and knew of, or willfully disregarded, such activity.

For purposes of this Policy, “Restatement” means, with respect to a Covered Person, any material negative restatement of the Company’s financial statements, where such restatement is due to such Covered Person’s fraud or intentional misconduct or where the Covered Person had supervisory authority over the employee(s) or business area engaged in such activity and knew of, or willfully disregarded, such activity. For purposes of this Policy, a Restatement need not be a formal restatement of financial statements required by accounting standards nor must an accounting restatement be actually prepared, but shall not include a restatement due solely to changes in accounting principles or applicable law.

Recoupment
If there is a Restatement or Trigger Event and, with respect to a Covered Person, the Board determines that the Covered Person received Incentive Compensation during the fiscal year in which the Restatement or Trigger Event occurred or during the last completed fiscal year of the Company prior to the fiscal year in which the Restatement or Trigger Event occurred (the “Look-Back Period”), the Board may in its sole discretion (unless otherwise required by law), with respect to such Covered Person recoup from such Covered Person all or any portion of the Incentive Compensation received by such Covered Person during the Look-Back Period.
The Board will determine in its sole discretion the amount of Incentive Compensation, if any, that it will seek to recover from such Covered Person pursuant to this Policy.

Method of Recoupment of Incentive Compensation

Upon any recoupment determination by the Board, the Board shall notify the Covered Person in writing of its determination at a time determined by the Board in its sole discretion. The Board will determine, in its sole discretion, the method for the recoupment of the Incentive Compensation. Methods of recoupment may include, without limitation, any of the following:

(a)requiring repayment of any cash Incentive Compensation previously paid;

(b)cancelling outstanding vested or unvested equity or equity-linked Incentive Compensation;

(c)seeking recovery of any gain realized from the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-linked Incentive Compensation;

(d)offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person; and

(e)taking any other remedial and recovery action permitted by law, as determined by the Board.

To the extent that a Covered Person is required to repay any Incentive Compensation, or to take any other action required or appropriate to effectuate recoupment in accordance with this Policy, then the Covered Person shall promptly repay such Incentive Compensation and shall promptly take all such other actions, upon the Company’s demand or within a specified time period (and with or without interest), as determined by the Board. Notwithstanding anything herein to the contrary and for the avoidance of doubt, unless determined otherwise by the Board in its sole discretion, with respect to each Covered Person, the excess amount subject to recoupment hereunder shall be reduced, on a dollar-for-dollar basis, by aggregate amount of Incentive Compensation that is successfully recovered from such Covered Person under any other plan, policy, agreement or provision of the Company relating to recoupment, clawback, and/or forfeiture, including without limitation, the Company’s Dodd-Frank Clawback Policy, effective as of October 2, 2023.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy.

No Indemnification

The Company shall not indemnify any Covered Person against the loss of any erroneously awarded Incentive Compensation.

Effective Date

This Policy is effective as of May 2, 2019 (the “Effective Date”) and amended and restated as of November 1, 2023, and shall apply to Incentive Compensation that is approved, awarded or granted to Covered Persons on or after that date.

Amendment; Termination

The Board may amend or terminate this Policy from time to time in its discretion.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy or in any employment agreement, equity award agreement, or similar agreement, plan or program, and shall not limit any other legal remedies available to the Company, including termination of employment or institution of civil or criminal proceedings. Nothing herein shall limit the authority of the Board to impose additional requirements or conditions that may give rise to the Company’s right to forfeit or recoup any compensation. To the extent that applicable law, court order or court-approved settlement requires recovery of Incentive Compensation in additional circumstances beyond those specified in this Policy, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive Compensation or other compensation to the fullest extent required or permitted by applicable law.

Section 409A

Notwithstanding anything herein to the contrary, the Board may not implement the recoupment of any Incentive Compensation of any Covered Person pursuant to this Policy by offset from or reduction of any amount that is payable and/or to be provided to the Covered Person and that is considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), except to the extent permitted without penalty under Section 409A.

Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

FLOOR & DECOR HOLDINGS, INC.

INCENTIVE COMPENSATION RECOUPMENT POLICY

Covered Person Acknowledgment

It is the policy of Floor & Decor Holdings, Inc. (the “Company”) that as a Covered Person to whom the Company’s Incentive Compensation Recoupment Policy (the “Policy”) applies, you acknowledge your receipt of, and agree to be subject to the terms and conditions of the Policy. A copy of the Policy is enclosed for your records. You should thoroughly review the Policy, then complete and sign the acknowledgement below and return it to the Company’s General Counsel. Please return the acknowledgement by [●], 2023. Any questions regarding the Policy should be directed to the Company’s General Counsel.

Acknowledgement

I, ____________________, have received a copy of the Floor & Decor Holdings, Inc. Incentive Compensation Recoupment Policy which outlines the terms and conditions of the Policy and I have read and familiarized myself with the contents of the Policy. I understand that I am a “Covered Person” within the meaning of the Policy. By my signature below, I acknowledge, understand, accept and agree to be subject to the terms and conditions of the Policy including, without limitation, the possible clawback or recoupment of Incentive Compensation (within the meaning of the Policy) previously paid to me or the forfeiture of vested or unvested Incentive Compensation. I acknowledge that the Policy may be amended by the Board of Directors of the Company (the “Board”), or the Compensation Committee of the Board to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed, or other applicable rule or regulation. I further acknowledge that I am subject to the terms and conditions of the Policy, as such Policy may be amended from time to time, in each case, notwithstanding the terms and conditions of any Company agreement, arrangement, plan, award, program or policy (whether oral or written). I further understand and agree that any action taken by the Company pursuant to the Policy shall not constitute or give rise to any constructive termination of employment, “good reason,” breach of contract or other similar rights under any Company agreement, arrangement, plan, award, program or policy (whether oral or written) or give rise to any right I have, or otherwise could have, to indemnification from the Company or otherwise in respect thereof.

(Signature of Covered Person)	(Date)